Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of Hartman Income REIT, Inc. and Subsidiaries

We hereby consent to the use in this Amendment No. 5 to Form S-4 Registration Statement (No. 333-221930) (Registration Statement) of our report dated February 4, 2020 relating to the consolidated financial statements of Hartman Income REIT, Inc. and Subsidiaries (the Company) as of and for the years ended December 31, 2018 and 2017 and of our report dated November 9, 2018 relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2017 and 2016, which are contained in the Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.
Houston, Texas
February 5, 2020